EFD| eFunds Corporation Announces Intent to Undertake Review of Strategic Options and First
Quarter 2007 Financial Results

Net Revenue of $134 million; Fully Diluted Earnings per Share of $0.22; India Tax Dispute
Resolved

SCOTTSDALE, Ariz., May 9, 2007 – EFD (NYSE: EFD), the company that delivers innovative enterprise payments and data & decisioning solutions, today reported that operating income in the first quarter of 2007 increased 10% to $17 million, or 12.4% of net revenues, as compared to $15 million, or 11% of net revenues, reported in the first quarter of 2006. First quarter net income was $11 million, or $0.22 per diluted share, compared to net income of $11 million, or $0.23 per diluted share, reported for the same quarter in 2006. Revenues in the first quarter declined 4% from the $140 million reported in the prior year quarter to $134 million due to previously disclosed contract roll-offs that occurred in mid-2006.

The Company also reported that, subsequent to quarter end, it has resolved the Indian Tax Dispute referenced in its prior public filings. This resolution is not expected to have a material impact on the Company’s effective tax rate or results of operations in 2007.

“During the quarter, we continued to see revenue growth in our EFT processing and software businesses and continued margin expansion on a consolidated basis. We also launched our Integrated Fraud Platform solution during the quarter and received a strong level of interest in the marketplace,” said Paul F. Walsh, Chairman and Chief Executive Officer. “We feel that our first quarter results reflect progress towards meeting our full year financial and operational objectives,” stated Walsh.

The Company also reported that it has recently been approached by certain strategic and financial parties who have expressed a desire to explore possible strategic alternatives. The Board of Directors has formed a Review Committee and directed Goldman, Sachs & Co. and BlackRock, Inc., its independent financial advisors, to assist it in exploring all of the Company’s strategic options, including potential merger opportunities. No decision with respect to any transaction has been made and there can be no assurance that a formal proposal or offer will be presented or, if any such proposal or offer is presented, that a transaction will be approved by the Board.

For the full year 2007, the Company expects total net revenues and diluted earnings per share to fall within its previously published ranges of $591 million to $613 million of total revenues, with diluted earnings per share between $1.30 and $1.42. The Company expects actual results to trend towards the lower end of these ranges.

As a matter of policy, the Company does not comment on or provide the public with updates as to the status of any informal expressions of interest or formal proposals or offers presented to the Company from time to time, or the course of discussions with any prospective counterparties, nor will it comment upon rumors with regard to either of the foregoing or make any further announcement regarding the Board’s or the Review Committee’s deliberations until such time, if ever, that it enters into a definitive agreement regarding a transaction or is otherwise required to make an announcement.

Conference Call
EFD|eFunds will hold a conference call today at 10:00 a.m. EDT to discuss the Company’s quarterly financial performance and provide additional information regarding its rationale for exploring possible strategic alternatives. To listen to the conference call, dial 800-399-5351 (International callers dial 706-643-1939) and provide the operator with the Conference ID number 7265475. The call will also be broadcast on the Company’s Web site at www.efunds.com under the “Investor Relations” tab. Interested parties are encouraged to click on the web cast link 10 to 15 minutes prior to the start of the conference call. Please note that the Company will not be taking questions during the call.

Replay Information
A replay of the conference call will be available beginning two hours after the call’s completion and will play through 11:59 p.m. EDT on May 23, 2007. You may access the replay by dialing 800-642-1687 (international callers dial 706-645-9291) and entering the Conference ID number 7265475. Additionally, a replay of the conference call will be available via the eFunds Web site at www.efunds.com.

About EFD | eFunds Corporation

EFD is the payments solutions company. With the unique ability to take an integrated view of enterprise payments and data & decisioning, EFD provides financial services companies and other large enterprises with business insight to make better new account decisions, improve fraud detection and management and streamline payment processing. EFD’s flexible delivery model means solutions can be run in-house, outsourced or anything in between, helping customers achieve operational efficiency and low cost of ownership while building long-term customer value. From the point of account opening to the settlement of every transaction – debit, credit, or prepaid – EFD helps businesses win more of the right customers, serve them more efficiently and keep them. Additional information is available at www.eFunds.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, the unpredictability of merger and acquisition activity, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Annual Report on Form 10-K for the period ending December 31, 2006.

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EFD|EFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2007		2006
(in thousands, except per share amounts)
Net revenue	$134,042	100.0%	$139,738	100.0%

Operating expenses
Processing, communication and service costs	34,579	25.8%	35,293	25.3%
Employee costs	57,607	43.0%	59,078	42.3%
Depreciation and amortization	12,025	9.0%	11,778	8.4%
Other operating costs	13,200	9.8%	18,420	13.2%
Total operating expenses	117,411	87.6%	124,569	89.1%

Income from operations	16,631	12.4%	15,169	10.9%
Interest expense	(1,431)	-1.1%	(1,576)	-1.1%
Other income — net	967	0.7%	807	0.6%

Income before income taxes	16,167	12.1%	14,400	10.3%
Provision for income taxes [1]	(5,659)	-4.2%	(3,740)	-2.7%

Net income	$10,508	7.8%	$10,660	7.6%

Shares outstanding
Basic	47,205		46,145

Diluted	48,084		47,026

Earnings per share
Basic	$0.22		$0.23

Diluted	$0.22		$0.23

1 Our effective tax rate during the first three months of 2006 reflects a $1.3 million tax benefit associated with our prepaid solutions business.

EFD|EFUNDS CORPORATION
CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2007	2006
(in thousands)
Current assets:
Cash and cash equivalents	$120,898	$126,740
Short term investments	20,440	7,000
Restricted cash	4,216	3,730
Settlement assets	21,695	58,328
Accounts receivable — net	102,447	107,188
Deferred income taxes	11,991	12,781
Prepaid expenses and other current assets	25,023	26,115
Total current assets	306,710	341,882
Property and equipment — net	66,448	60,145
Intangibles-net	393,903	395,785
Other non-current assets	28,526	26,726
Total assets	$795,587	$824,538

Current liabilities:
Accounts payable	$16,518	$24,021
Settlement liabilities	19,248	54,792
Accrued liabilities	39,486	50,577
Acquisition Holdbacks	6,080	6,053
Deferred revenue and gains	27,109	22,052
Long-term debt due within one year	4,071	4,438
Total current liabilities	112,512	161,933
Long-term deferred gains	15,689	18,078
Long-term debt	102,113	102,656
Other long-term liabilities	13,843	7,345
Total liabilities	244,157	290,012

Stockholders’ equity:
Common stock	519	517
Additional paid-in capital	530,229	524,980
Treasury stock at cost	(100,000)	(100,000)
Retained earnings	116,199	105,690
Accumulated other comprehensive income	4,483	3,339
Stockholders’ equity	551,430	534,526

Total liabilities and stockholders’ equity	$795,587	$824,538

EFD|EFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
(in thousands)
Cash flows from operating activities:
Net income	$10,508	$10,660
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	4,139	4,380
Amortization	7,886	7,398
Stock-based compensation	2,040	2,594
Excess tax benefit from share-based compensation	(165)	(912)
Deferred income taxes	4,866	10,828
Restructuring & other adjustments	(2,022)	—
Other — net	87	28
Changes in assets and liabilities
Restricted cash	(486)	(240)
Accounts receivable	4,741	6,082
Accounts payable	(7,502)	(2,885)
Deferred revenue gains	2,667	138
Accrued compensation and employee benefits	(1,841)	(17,726)
Income taxes receivable/payable	(4,428)	(17,096)
Other assets and liabilities	(4,321)	570
Net cash provided by operating activities	16,169	3,819

Cash flows from investing activities:
Capital expenditures	(10,681)	(8,481)
Purchases of short-term investments	(24,715)
Proceeds from sale of short-term investments	11,275
Proceeds from sale of NDVS		2,000
Other — net	(27)	(815)
Net cash used in investing activities	(24,148)	(7,296)

Cash flows from financing activities:
Issuance of common stock	2,892	6,637
Excess tax benefit from share-based compensation	165	912
Payments on long-term debt	(920)	(1,010)
Other		23
Net cash provided by financing activities	2,137	6,562

Net increase (decrease) in cash and cash equivalents	(5,842)	3,085
Cash and cash equivalents at beginning of period	126,740	85,987
Cash and cash equivalents at end of period	$120,898	$89,072

EFD|EFUNDS CORPORATION
SEGMENT SUMMARY DATA
(Unaudited)

	Three Months Ended
	March 31,		Change
	2007[1]	2006	$	%
(in thousands)
Net revenue:
US Payments	$67,660	$74,639	(6,979)	-9%
US Risk Management	47,132	49,886	(2,754)	-6%
International	19,250	15,213	4,037	27%
Total net revenue	134,042	139,738	(5,696)	-4%

Operating expenses:
Processing, employee and other costs -
US Payments	54,702	65,251	(10,549)	-16%
US Risk Management	26,378	29,520	(3,142)	-11%
International	21,134	15,322	5,812	38%
Total processing, employee and other costs	102,214	110,093	(7,879)	-7%

Allocated overhead -
US Payments	4,008	3,927	81	2%
US Risk Management	3,856	3,316	540	16%
International	2,162	1,926	236	12%
Corporate	5,171	5,307	(136)	-3%
Total allocated overhead	15,197	14,476	721	5%

Income (loss) from operations:
US Payments	8,950	5,461	3,489	64%
US Risk Management	16,898	17,050	(152)	-1%
International	(4,046)	(2,035)	(2,011)	99%
Corporate	(5,171)	(5,307)	136	3%

Total income from operations	$16,631	$15,169	1,462	10%

1 Beginning January 1, 2007, the financial results related to international customers in the Prepaid Solutions business have been reported in the international segment level results above. 2006 results have not been reclassified to this new presentation.

EFD|EFUNDS CORPORATION
SUPPLEMENTAL REVENUE DATA

	Three Months Ended March 31,
			%
	2007[1]	2006	Change
(in millions)
US Payments
EFT processing	$36.9	$34.9	6%
Prepaid solutions	18.2	21.8	-17%
Government	9.6	10.1	-5%
Software sales and other services	2.9	7.8	-63%
	$67.6	$74.6	-9%

US Risk Management
Financial institution products	$37.8	$38.0	-1%
Retail products	4.1	4.6	-11%
BPO	5.2	7.3	-29%
	$47.1	$49.9	-6%

International
Software sales	$7.9	$6.1	30%
BPO	7.1	7.8	-9%
Prepaid solutions	2.4	—	*
EFT processing	1.9	1.3	46%
	$19.3	$15.2	27%

* Represents an increase or decrease greater than 100%.

1 Beginning January 1, 2007, the financial results related to international customers in the Prepaid Solutions business have been reported in the international segment level results above. 2006 results have not been reclassified to this new presentation.